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                                                                 EXHIBIT 23(b)

                     [DEGOLYER AND MACNAUGHTON LETTERHEAD]



                                January 20, 1998



Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002


Gentlemen:

     In connection with the Registration Statement on Form S-3 (the Registration Statement), to be filed with the Securities and Exchange Commission on or about January 22, 1998, by Enron Oil & Gas Company (the Company), DeGolyer and MacNaughton (the firm) hereby consents to the incorporation in said
Registration Statement of the references to the firm and to the opinions delivered to the Company regarding the comparison of estimates prepared by the firm with those furnished to it by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in the firm's letter reports dated January 13, 1995, January 22, 1996, and January 17, 1997, for estimates as of January 1, 1995, December 31, 1995, and December 31, 1996, respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements-Oil and Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. DeGolyer and MacNaughton also consents to the references to it in section "Experts" in the Prospectus that is a part of the Registration Statement.



                                              Very truly yours,

                                              /s/ DEGOLYER & MACNAUGHTON

                                              DeGOLYER and MacNAUGHTON